EXHIBIT 23.4

[LETTERHEAD OF W.D. VON GONTEN & CO.]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (the “Registration Statement”) of Edge Petroleum Corporation (the “Company”) of our summary report dated January 15, 2007, included as Exhibit 99.2 to the Annual Report on Form 10-K of the Company and as Exhibit 99.2 to the Current Report on Form 8-K of the Company filed on January 23, 2007, in respect of our reserve report relating to the oil and gas reserves and revenues of certain interests of the Company as of December 31, 2006 (the “2006 Report”), and of the data extracted from such report appearing in “Items 1 and 2. Business and Properties” under the caption “Oil and Natural Gas Reserves” and in Note 21. Supplementary Financial Information on Oil and Natural Gas Exploration, Development and Production Activities (unaudited) of the Company’s Consolidated Financial Statements for the year ended December 31, 2006, each contained in such Annual Report on Form 10-K.  We hereby consent to (1) all references to the 2006 Report and/or this firm in such Annual Report on Form 10-K and in such Current Report on Form 8-K, (2) all references to such report and/or to this firm in the Registration Statement, and (3) our being named as an expert in the Registration Statement.

W.D. VON GONTEN & CO.

By:	/s/ W. D. Von Gonten, Jr.
William D. Von Gonten, Jr.
President

Houston, Texas

March 12, 2007